Exhibit 77Q1(e)


Amendment No. 2 to the Sub-Advisory Agreement
            This Amendment dated as of [_______], 2013 is entered into by and between BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor"), and BlackRock Financial Management, Inc., a Delaware corporation (the "Sub-Advisor").
            WHEREAS, the Advisor and the Sub-Advisor have entered into a Sub-Investment Advisory Agreement dated September 29, 2006 (the "Sub-Advisory Agreement") pursuant to which the Advisor appointed the Sub-Advisor to act as sub-adviser with respect to BlackRock Total Return V.I. Fund (formerly, BlackRock Bond V.I. Fund) (the "Fund"), a series of BlackRock Variable Series Funds, Inc. (the "Corporation"); and
            WHEREAS, the Sub-Advisory Agreement provides that the Advisor will pay to the Sub-Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and
            WHEREAS, the Sub-Advisory Agreement provides that the Sub-Advisory Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Directors of the Corporation, including a majority of those Directors who are not parties to the Sub-Advisory Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the Investment Company Act of 1940, by a vote of a majority of the outstanding voting securities of the Fund; and
            WHEREAS, the Board of Directors of the Corporation, including a majority of those Directors who are not interested persons, specifically approved this amendment;
            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1/ Schedule A of the Sub-Advisory Agreement is hereby amended as set forth on the Schedule A attached hereto with respect to the Fund.
2/ Except as otherwise set forth herein, the terms and conditions of the Sub-Advisory Agreement shall remain in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Sub-Advisory Agreement to be executed by their officers designated below as of the day and year first above written.
BLACKROCK ADVISORS, LLC



By:________________________
      Name:
      Title:



BLACKROCK FINANCIAL MANAGEMENT, INC.



By:________________________
      Name:
      Title:


Schedule A
Pursuant to Section 7 of the Sub-Advisory Agreement, for that portion of the BlackRock Total Return V.I. Fund for which the Sub-Advisor acts as sub-adviser, the Advisor shall pay a fee to the Sub-Advisor equal to [_______] percent ([__]%) of the advisory fee received by the Advisor from the Fund with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Advisor, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Advisor.



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